PERSONAL AND CONFIDENTIAL

August 25, 2020

Hillary Ashton

Dear Hillary,
I am delighted to extend you this promotional offer with Teradata Corporation and its affiliates (“Teradata” or “Company”) as Chief Product Officer, effective as of August 31, 2020 (the “Effective Date”), based in San Diego, CA, and reporting to Steve McMillan, President & CEO.
Base Salary: Your new base salary, as of the Effective Date, will be paid at an annualized rate of $430,000.00, less applicable taxes and withholdings, and paid to you on Teradata’s normal bi-weekly payroll schedule.
Management Incentive Plan (MIP). In addition to your new base salary, you will continue to participate in Teradata’s Management Incentive Plan (the “MIP”). Teradata’s MIP is a performance-based annual incentive program for executive officers. Under the MIP, the Compensation and Human Resources Committee of the Board (the “Committee”) establishes an annual bonus program based upon financial and/or strategic performance results achieved by Teradata, as well as your individual performance against your business objectives. As of the Effective Date, your new MIP target incentive opportunity shall equal 100% of your eligible gross base salary, which would bring your new total targeted annual compensation to $860,000.00. In 2020, your annual target incentive will be prorated for the period of time you were in each role. MIP bonuses, if earned, will be paid in the first calendar quarter following the Plan year. No MIP award is guaranteed, and unless an exception applies as expressly set forth in the MIP Guidelines, you must be employed by Teradata on the date MIP awards are paid to be eligible to receive an MIP award. The MIP Guidelines are subject to amendment by Teradata in accordance with the terms of the Plan.
Annual Equity Award (Performance-Based / Restricted Share Units): You will continue to be eligible to participate in Teradata’s annual equity award program for executive officers. Annual awards are typically determined by the Committee together with the other independent members of the Board in the first quarter of each year and are generally compromised of a mixture of performance-based restricted share units (“PBRSUs”) and service-based restricted share units (“RSUs”). The precise nature of the award and vesting schedules will be determined by the Committee together with the other independent members of the Board in its discretion.
Subject to approval by the Committee, Teradata anticipates awarding you with a supplemental 2020 annual equity award with a target value of $1,300,000 (the “2020 Equity Award”). The actual number of shares for this supplemental 2020 Equity Award will be determined by dividing the target value by the preceding 20-day average of Teradata’s common stock prior to, but not including, the Effective Date. This supplemental 2020 Equity Award shall be effective September 1 2020, the first business day following your promotion date and allocated 60% to PBRSUs (subject to a three (3)-year performance period commencing January 1, 2020 and achievement of the same goals applicable to other senior executives of

Teradata) and 40% to RSUs (vesting in three (3) equal annual installments as of September 1, 2020). The Annual Equity Award will be governed by the terms and conditions of the Teradata 2012 Stock Incentive Plan, as amended (“Plan”) and your PBRSU and RSU equity award agreements, which you will be required to accept in connection with the award.
In addition, for avoidance of doubt, with respect to the settlement of the supplemental PBRSU award, the award will distribute any vested shares earned in connection with such awards promptly after the performance achievement is certified by the Committee in the first quarter following the end of the applicable performance period. The RSU portion of this supplemental award will vest in three (3) equal annual installments aligned to the grant date of September 1, 2020.
Stock Ownership Guidelines: The Chief Product Officer position is subject to Teradata's Stock Ownership Guidelines holding requirement as established by the Committee, currently, 3x annual base pay for the Officers, which are subject to change from time to time at the Committee’s discretion.
Executive Severance Plan and Change in Control Plan: You will continue to participate as a Level I participant in the Teradata Executive Severance Plan and a participate in the Teradata Change in Control Plan. These plans are subject to amendment or termination by Teradata in accordance with its terms, and your participation is subject to your signing a participation agreement under the ESP.
Benefits: As an employee of the Company, you will continue to be eligible to participate in the standard benefit plans offered to similarly situated employees by Teradata, subject to plan terms and generally applicable company policies. Teradata may change its benefit programs from time to time in its discretion.
This letter, together with the Employee Confidential Information and Inventions Assignment Agreement you signed upon hire, forms the complete and exclusive statement of your employment agreement with Teradata. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Teradata’s discretion in this letter, require a written modification signed by an officer of Teradata.
Hillary, we are excited to provide this offer and look forward to the continued contributions bring to Teradata; I hope you share this enthusiasm. This offer assumes a promotion date of August 31, 2020, unless otherwise mutually agreed.
If you have any questions regarding the details of this offer, please do not hesitate to contact me.
Sincerely,
/s/ Steve McMillan
Steve McMillan
President & Chief Executive Officer
I, Hillary Ashton, accept the offer of employment by Teradata Corporation on the terms described in this letter.
/s/ Hillary Ashton             _
Hillary Ashton
Date: August 25, 2020